Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE THIRD QUARTER OF FISCAL 2021

Keene, N.H. August 13, 2021 - North European Oil Royalty Trust (NYSE-NRT) reported the net income for the third quarter of fiscal 2021 which appears below compared with the third quarter of fiscal 2020. Total royalty income includes any adjustments made by the operating companies based upon their corrected royalty calculations for prior periods as well as any Mobil sulfur royalties. As detailed in the July 31, 2021 distribution press release, total royalty income for the third quarter of fiscal 2021 increased from the third quarter of fiscal 2020. This increase resulted from the combined effects of higher gas prices and higher average exchange rates under both the Mobil and OEG Royalty Agreements and higher gas sales under the OEG Royalty Agreement. In the third quarter of fiscal 2021, total royalty income was not affected because there were no prior period adjustments, but total royalty income was increased by Mobil sulfur royalties of $50,184. In the third quarter of fiscal 2020, total royalty income was reduced by net prior period adjustments totaling ($10,192) and reflected no further increase due to the absence of current quarter Mobil sulfur royalties.

	3rd Fiscal Quarter Ended 7/31/2021	3rd Fiscal Quarter Ended 7/31/2020	Percentage Change
Total Royalty Income	$1,480,863	$1,399,614	+5.81%
Net Income	$1,363,590	$1,278,075	+6.69%
Distributions per Unit	$0.15	$0.11	+36.36%

Trust expenses for the third quarter of fiscal 2021 decreased 3.50%, or $4,266, to $117,504 in comparison to $121,770 for the third quarter of fiscal 2020.

Total royalty income received during the first nine months of fiscal 2021 decreased in comparison to fiscal 2020 due to lower gas sales under both the Mobil and OEG Agreements during the first nine months of fiscal 2021. The comparison of the relevant periods is shown below.

	Nine Months Ended 7/31/2021	Nine Months Ended 7/31/2020	Percentage Change
Total Royalty Income	$3,164,461	$3,701,403	-14.51%
Net Income	$2,673,879	$3,067,714	-12.84%
Distributions per Unit	$0.33	$0.30	+10.00%

The previously declared distribution of 15 cents per unit will be paid on August 25, 2021 to owners of record as of August 13, 2021. Comprehensive details will be available in the Trust's 10-Q filing available through the SEC or the Trust's website, www.neort.com, on or about August 30, 2021. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.